Oasis Petroleum Inc. Announces Quarter Ending September 30, 2010 Earnings, Year-over-Year Production
Growth of 149% and the Acquisition of Approximately 16,700 Acres in the Williston Basin
Houston, Texas — November 8, 2010 — Oasis Petroleum Inc. (NYSE: OAS) (“Oasis” or the “Company”) today announced financial and operational results for the quarter ended September 30, 2010.
Highlights for the three months ended September 30, 2010 include:
•	Grew average daily production to 5,507 barrels of oil equivalent (“Boe”) per day, a 149% increase over the third quarter of 2009 and a sequential increase of 23% over the second quarter of 2010.

•	Increased Adjusted EBITDA to $22.0 million, an increase of $15.5 million over the third quarter of 2009 and a sequential increase of $4.6 million over the second quarter of 2010. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net loss and net cash provided by operating activities, see “Non-GAAP Financial Measure” below.

•	Closed on the acquisition of 300 Boepd and approximately 16,700 net acres in Montana from a private seller on November 5, 2010.
“We continue to execute on our drilling plans and now have five rigs running in the Williston Basin, with four in West Williston and one in East Nesson,” said Thomas B. Nusz, Oasis’ Chairman and Chief Executive Officer. “We are also pleased to announce the acquisition of additional production and acreage in our Hebron area along with the assumption of operatorship. This bolt-on deal is consistent with our strategy of further consolidation of our large, contiguous blocks and gaining control where possible. Accordingly, we have contracted for our sixth operated rig which will be focused in Hebron in our West Williston area. We expect to bring in a seventh operated rig early next year.”
Acquisition Summary
On November 5, 2010, the Company closed on the acquisition of approximately 16,700 net acres of land in Roosevelt County, Montana and approximately 300 Boepd of current production. Total consideration for the transaction was $48.0 million set at the effective date of the acquisition of August 1, 2010 ($49.9 million of cash at closing due to closing adjustments). The transaction will be funded by cash on the Company’s balance sheet. As operator, Oasis expects to drill and complete future wells consistent with completion practices used in other operated areas and expects Estimated Ultimate Recoveries (“EURs”) within the current ranges published for West Williston. In order to hold acreage in this block, the Company intends to run one operated rig continuously until such acreage is held. The impact of the acquisition on Oasis’ capital plan is described under “Outlook for 2010” below.
Operational and Financial Update
Average daily production for the third quarter of 2010 was 5,507 Boe per day (99% was produced from Williston Basin properties), an increase of 149% as compared to 2,212 Boe per day in the third quarter of 2009. Sequential quarter-over-quarter production growth was 1,046 Boe per day, or 23%. In the third quarter of 2010, 95% of the production was from oil. Average daily production by project area is listed in the following table:

	Average Daily Production for the Three Months Ended (Boepd):
Project Area	Sep 30, 2010	June 30, 2010	Change	% Change
West Williston	2,327	1,481	846	57%
East Nesson	1,681	1,544	137	9%
Sanish	1,445	1,364	81	6%
Other (Barnett shale)	54	72	-18	-25%

Total	5,507	4,461	1,046	23%

Average price per barrel of oil, without realized derivatives, was $66.42 in the third quarter of 2010, compared to $56.96 in the third quarter of 2009 and $67.19 in the second quarter of 2010. The average price differential compared to West Texas Intermediate crude oil index prices was 13% in the third quarter 2010, compared to 17% in the third quarter of 2009 and 14% in the second quarter of 2010.
Total revenue for the third quarter of 2010 was $33.0 million compared to $11.0 million for the third quarter of 2009, an increase of 199%. Sequential quarter-over-quarter revenue growth was $6.3 million, or 24%.
As of December 31, 2009, Oasis had an inventory of approximately 469 gross drilling locations, primarily targeting the Bakken formation. In order to maintain better control over its asset portfolio, the Company has established a leasehold position comprised primarily of properties that it expects to operate. Oasis expects to operate 52% of the 469 identified gross drilling locations, or 83% of the 173.1 identified net drilling locations. This drilling inventory could potentially be enhanced by over 2,000 additional gross drilling locations from Bakken infill and Three Forks/Sanish (“TFS”) formation potential.
The following tables show the Company’s drilling activity by project area in the Williston Basin as of September 30, 2010:

Bakken/TFS Wells
Total Williston
	West Williston	East Nesson	Sanish	Basin
Producing Wells
Producing on or before December 31, 2009:
Gross Operated (Net)	1 (1.0)	19 (16.6)	—	20 (17.6)
Gross Non-Operated (Net)	24 (3.3)	24 (2.4)	62 (5.1)	110 (10.8)
Production started in Q1 2010
Gross Operated (Net)	—	2 (1.6)	—	2 (1.6)
Gross Non-Operated (Net)	3 (0.3)	2 (0.1)	13 (1.1)	18 (1.5)
Production started in Q2 2010
Gross Operated (Net)	3 (2.6)	4 (3.2)	—	7 (5.8)
Gross Non-Operated (Net)	4 (0.6)	4 (0.4)	12 (1.0)	20 (2.0)
Production started in Q3 2010
Gross Operated (Net)	5 (3.5)	3 (1.8)	—	8 (5.3)
Gross Non-Operated (Net)	4 (0.6)	3 (0.5)	18 (0.9)	25 (2.0)
Wells Waiting on Completion:
Gross Operated (Net)	6 (3.7)	2 (1.2)	—	8 (4.9)
Gross Non-Operated (Net)	2 (0.6)	—	13 (1.4)	15 (2.0)
Wells Drilling:
Gross Operated (Net)	3 (2.2)	1 (0.6)	—	4 (2.8)
Gross Non-Operated (Net)	2 (0.7)	1 (0.01)	3 (0.3)	6 (1.0)
Lease operating expenses for the third quarter of 2010 totaled $3.2 million, or $6.33 per Boe, a 38% decrease per Boe over the third quarter of 2009 of $10.14 per Boe. Lease operating expenses decreased by $0.88 per Boe, or 12%, in the third quarter of 2010 compared to the second quarter of 2010 of $7.21 per Boe. This sequential decrease was due primarily to increases in oil production volume as well as a higher proportion of its production sourced from Bakken wells, which have a lower operating cost than its traditional Madison wells.
Production taxes for the third quarter of 2010 totaled $3.5 million, or 10.7% of revenue. Production taxes were higher in the third quarter of 2010 compared to the second quarter of 2010, at 10.1% of revenue, primarily due to a higher proportion of production sourced from North Dakota, which imposes a production tax rate that is higher than other areas of operations at 11.5%.

Depreciation, depletion and amortization for the third quarter of 2010 totaled $9.8 million, or $19.25 per Boe, compared to $4.9 million, or $24.22 per Boe, in the third quarter of 2009 and $8.8 million, or $21.63 per Boe, in the second quarter of 2010.
The Company recorded non-cash charges related to impairment of oil and natural gas properties of $11.8 million year to date ending September 30, 2010, related to unproved property leases that expired during the period. At the beginning of the year, Oasis expected to impair a portion of the $11.9 million carrying value of leases expiring in 2010, primarily in the first half of the year due to the timing of expirations.
General and administrative expenses for the third quarter of 2010 totaled $4.8 million, or $9.57 per Boe, compared to $1.6 million, or $7.70 per Boe, in the third quarter of 2009 and $3.7 million, or $9.22 per Boe, in the second quarter of 2010. The sequential increase in general and administrative expenses was primarily due to increased costs associated with the IPO and being a public company and continued organizational growth to support the growing operations of the Company. Expenses associated with the IPO were $2.6 million for the nine months ended September 30, 2010. General and administrative expenses for the first three quarters of the year totaled $12.1 million, or $10.01 per Boe, and would have been $9.5 million, or $7.83 per Boe, excluding IPO costs. Additionally, the Company recorded approximately $0.6 million of stock-based compensation for restricted awards in the third quarter of 2010.
Prior to its corporate reorganization in connection with the IPO, the Company was a limited liability company and not subject to federal or state income tax (in most states). Accordingly, no provision for federal or state income taxes was recorded prior to the corporate reorganization as the Company’s equity holders were responsible for income tax on the Company’s profits. In connection with the closing of the Company’s IPO, the Company merged into a corporation and became subject to federal and state income taxes. The Company’s book and tax basis in assets and liabilities differed at the time of the corporate reorganization due primarily to different cost recovery periods utilized for book and tax purposes for the Company’s oil and natural gas properties.
At June 30, 2010, the Company recorded an estimated net deferred tax expense of $29.2 million to recognize a deferred tax liability for the initial book and tax basis differences. This deferred tax liability was preliminary and included significant estimates related to the pre-corporate reorganization period of 2010. The preliminary calculation was based on information that was available to management at the time such estimates were made as further analysis was dependent upon the receipt of actual expenditure information in subsequent months.
At September 30, 2010, the Company increased its estimate of this deferred tax liability by $6.2 million to $35.4 million. After analyzing the book and tax basis differences for capital expenditure accruals made at June 30, 2010, management determined that an additional deferred tax liability of $5.2 million was needed as of the date of the reorganization. In addition, new tax legislation was passed in September 2010, which extended bonus tax depreciation retroactive to January 1, 2010, resulting in an additional increase of the Company’s deferred tax liability of $0.8 million. These adjustments, along with $0.2 million of other changes in estimates, were recorded as a discrete deferred tax expense for the three months ended September 30, 2010. While the review of the pre-corporate reorganization tax period is substantially complete as of September 30, 2010, management expects to complete its review in the fourth quarter of 2010. Accordingly, the deferred tax liability may change as additional information becomes available and is assessed by management.
Following the completion of the corporate reorganization, the Company recorded federal and state income tax expense of $3.7 million at an effective tax rate of 39.4% on pre-tax income. The Company’s effective tax rate for this period differs from the federal statutory rate of 35% due to state income taxes and certain non-deductible IPO-related costs recorded in the post-reorganization period. The Company expects to generate a tax loss in the current year and thus no current income taxes are anticipated to be paid.
Adjusted EBITDA for the third quarter of 2010 was $22.0 million, an increase of $15.5 million, or 238%, over the third quarter of 2009 of $6.5 million, and a 26% increase over the second quarter of 2010 of $17.4 million.
The Company reported a net loss of $1.7 million, or $0.02 per pro forma diluted share, as compared to a net loss of $0.2 million, or $0.00 per pro forma diluted share, for the third quarter of 2009. The third quarter of 2010 included a non-cash increase of $6.2 million to the Company’s estimated deferred tax liability related to initial book and tax differences at the time of the IPO and a non-cash charge related to the impairment of oil and gas properties of $0.8 million.
Capital Expenditures and Liquidity
Oasis’ capital expenditures were $74.8 million for the third quarter of 2010 and $183.3 million year to date. The Company’s capital expenditures for drilling, development, and acquisition and undeveloped acreage costs for the first three quarters of 2010 are summarized in the following unaudited table:

($ in millions)	Three Months Ended			Nine Months Ended
Project Area	Mar 31, 2010	Jun 30, 2010	Sep 30, 2010	Sep 30, 2010
West Williston	$11.5	$39.7	$46.2	$97.4
East Nesson	15.6	28.5	21.8	65.9
Sanish	9.2	3.9	6.9	20.0
Other (Barnett shale)	0.6	(0.5)	(0.1)	0.0

Total (1)	$36.9	$71.6	$74.8	$183.3

(1)	Consolidated capital expenditures reflected in the table above differ from the amounts shown in the statement of cash flows in the Company’s financial statements because amounts reflected in the table include changes in accrued liabilities from the previous reporting period for capital expenditures, while the amounts presented in the statement of cash flows are presented on a cash basis. The capital expenditures amount presented in the statement of cash flows also includes cash paid for other property and equipment as well as cash paid for asset retirement costs.
On September 30, 2010, Oasis had total cash and cash equivalents of $269.6 million and had no outstanding indebtedness under its $120 million Amended Credit Facility. On August 11, 2010, the lenders participating in Oasis’ Amended Credit Facility performed a semi-annual redetermination of the borrowing base and increased the borrowing base from $70 million to $120 million.
Risk Management
As of October 1, 2010, the Company had the following outstanding commodity derivative contracts, all of which settle monthly:

			Critical Prices ($/Bbl)
						% Q3 2010
Type	Term	Sub-Floor	Floor	Cap	BOPD	Production
NYMEX Collar	12 Months (Jan-Dec)		$60.00	$81.15	502
NYMEX Collar	12 Months (Jan-Dec)		$70.00	$100.25	300
NYMEX Collar	12 Months (Jan-Dec)		$75.00	$94.00	400
NYMEX Collar	8 Months (Apr-Dec)		$75.00	$91.00	380
NYMEX Collar*	2 Months (Nov-Dec)		$80.00	$84.75	1,000

2010 Total					2,582	49%

NYMEX Collar	12 Months (Jan-Dec)		$60.00	$80.25	448
NYMEX Collar	12 Months (Jan-Dec)		$70.00	$98.85	400
NYMEX Collar	12 Months (Jan-Dec)		$75.00	$93.60	400
NYMEX Collar*	12 Months (Jan-Dec)	$55.00	$75.00	$91.87	800
NYMEX Collar*	12 Months (Jan-Dec)	$60.00	$80.00	$94.98	500

2011 Total					2,584	49%

NYMEX Collar*	12 Months (Jan-Dec)		$75.00	$93.00	500
NYMEX Collar*	12 Months (Jan-Dec)	$60.00	$80.00	$100.50	500
NYMEX Collar*	12 Months (Jan-Dec)	$60.00	$80.00	$106.00	500

2012 Total					1,500	29%

*	Trades executed since August 11, 2010 press release.

Outlook for 2010
Solely based on the recent acquisition of the Hebron assets, Oasis is providing an updated outlook on its capital expenditure for the full year 2010, as the Company now expects to drill total net wells in 2010 of 38.5, up from its base plan of 36.5. Capital expenditures are expected to be:

	Updated 2010	Previous 2010
($ in millions)	Budget	Budget	Change
Drilling and Completion	$247.5	$240.0	+$	7.5
Lease Acquisition	22.5	22.0		+0.5
Asset Acquisition	49.9	0.0		+49.9
Other	8.6	8.0		+0.6

Total Capital Expenditures	$328.5	$270.0	+$	58.5

The Company’s Board of Directors approved the acquisition and the associated increase in the capital budget on November 4, 2010. The increase is primarily due to the cash paid at closing for the acquisition of $49.9 million, which is subject to customary post close purchase price adjustments, and secondarily due to an increase in expected wells drilled from the effective date until the end of the year within the acreage acquired in the transaction. Total gross operated well count is planned to increase from 39 to 44 projects, with an associated increase of 2.0 net wells to a revised total of 28.2 net wells. Because the effective date of the acquisition occurred in the middle of normal drilling operations and three of the gross operated wells will be spud but not completed by year end, the increase to the drilling and completion budget is not equal to the total cost for drilling and completing 2.0 net wells.
The following table provides Oasis’ forward-looking guidance based on its updated forecasts for 2010:

Metric	Measurement	Range
Annual Average Daily Production	Boepd	4,800 — 5,100
4th Quarter Average Daily Production	Boepd	6,000 — 7,300
Lease Operating Expenses for 2010	$ / Boe	7.25 — 7.75
General and Administrative for 2010	$ / Boe	9.00 — 10.00
Production Taxes for 2010	% of Revenue	10.4 — 10.5
Conference Call Information
The Company will host a conference call on Tuesday, November 9, 2010 at 9:30 a.m. Central Time to discuss its third quarter 2010 financial and operational results. Investors, analysts and other interested parties are invited to listen to the conference call via the Company’s website at www.oasispetroleum.com or by dialing (877) 621-0256 (US participants) or (706) 634-0151 (International participants) with the Conference ID of 21228179. A recording of the conference call will be available by dialing (800) 642-1687 (US participants) or (706) 645-9291 (International participants) using the Conference ID of 21228179 beginning at 12:30 p.m. Central Time on the day of the call until Tuesday, November 16, 2010. The conference call will also be available for replay for 30 days at www.oasispetroleum.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including the Company’s drilling program, production, derivatives activities, capital expenditure levels and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include changes in oil and natural gas prices, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as the Company’s ability to access them, the proximity to and capacity of transportation facilities, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting the Company’s business and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the SEC.
Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
Company Presentation
On November 9, 2010, Oasis will post an updated “Investor Presentation” to its website at www.oasispetroleum.com.
About Oasis Petroleum Inc.
Oasis is an independent exploration and production company focused on the acquisition and development of unconventional oil and natural gas resources, primarily operating in the Williston Basin. For more information, please visit the Company’s website at www.oasispetroleum.com.
Contact:
Oasis Petroleum Inc.
Richard Robuck, (281) 404-9600
Director — Investor Relations

Oasis Petroleum Inc. Financial Statements
OASIS PETROLEUM INC.
CONSOLIDATED BALANCE SHEET
(Unaudited)

	September 30,	December 31,
	2010	2009
	(In thousands, except share amounts)
ASSETS
Current assets
Cash and cash equivalents	$269,623	$40,562
Accounts receivable — oil and gas revenues	17,097	9,142
Accounts receivable — joint interest partners	15,967	1,250
Inventory	1,350	1,258
Prepaid expenses	845	134
Advances to joint interest partners	5,803	4,605
Derivative instruments	54	219
Deferred tax asset	462	—

Total current assets	311,201	57,170

Property, plant and equipment
Oil and gas properties (successful efforts method)	419,094	243,350
Other property and equipment	1,734	866
Less: accumulated depreciation, depletion, amortization and impairment	(86,816)	(62,643)

Total property, plant and equipment, net	334,012	181,573

Deferred costs and other assets	2,305	810

Total assets	$647,518	$239,553

LIABILITIES AND STOCKHOLDERS’/MEMBERS’ EQUITY
Current liabilities
Accounts payable	$3,302	$1,577
Advances from joint interest partners	1,807	589
Revenues payable and production taxes	5,165	2,563
Accrued liabilities	41,310	18,038
Accrued interest payable	2	144
Derivative instruments	1,277	1,087

Total current liabilities	52,863	23,998

Long-term debt	—	35,000
Asset retirement obligations	6,488	6,511
Derivative instruments	1,846	2,085
Deferred income taxes	39,568	—
Other liabilities	706	109

Total liabilities	101,471	67,703

Commitments and contingencies
Stockholders’/members’ equity
Capital contributions	—	235,000
Common stock, $0.01 par value; 300,000,000 shares authorized; 92,216,545 shares issued and outstanding	920	—
Additional paid-in-capital	639,559	—
Retained deficit/accumulated loss	(94,432)	(63,150)

Total stockholders’/members’ equity	546,047	171,850

Total liabilities and stockholders’/members’ equity	$647,518	$239,553

OASIS PETROLEUM INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009
	(In thousands, except per share amounts)
Oil and gas revenues	$32,978	$11,046	$79,780	$20,298
Expenses
Lease operating expenses	3,208	2,063	9,112	5,976
Production taxes	3,519	1,023	8,131	1,754
Depreciation, depletion and amortization	9,753	4,928	24,385	10,138
Exploration expenses	(6)	181	36	240
Rig termination	—	—	—	3,000
Impairment of oil and gas properties	825	1,613	11,809	2,863
Stock-based compensation expenses	—	—	5,200	—
General and administrative expenses	4,848	1,567	12,107	4,283

Total expenses	22,147	11,375	70,780	28,254

Operating income (loss)	10,831	(329)	9,000	(7,956)

Other income (expense)
Change in unrealized gain (loss) on derivative instruments	(3,124)	234	(116)	(5,367)
Realized gain (loss) on derivative instruments	—	130	(59)	2,363
Interest expense	(236)	(209)	(1,083)	(601)
Other income (expense)	67	3	82	(5)

Total other income (expense)	(3,293)	158	(1,176)	(3,610)

Income (loss) before income taxes	7,538	(171)	7,824	(11,566)
Income tax expense	9,239	—	39,106	—

Net loss	$(1,701)	$(171)	$(31,282)	$(11,566)

Loss per share:
Basic and diluted	$(0.02)	$—	$(0.93)	$—

Pro forma loss per share:
Basic and diluted	$(0.02)	$(0.00)	$(0.34)	$(0.13)

Weighted average shares outstanding:
Basic and diluted	92,000	—	33,700	—

Pro forma weighted average shares outstanding:
Basic and diluted	92,000	92,000	92,000	92,000

OASIS PETROLEUM INC.
SELECTED FINANCIAL AND OPERATIONAL STATS

	Three months ended September 30,			Nine months ended September 30,
			%			%
	2010	2009	Change	2010	2009	Change
		(In thousands, except cost and expense (per Boe of production))
Operating results (in thousands):
Revenues
Oil	$32,082	$10,537	204%	$76,641	$19,559	292%
Natural gas	896	509	76%	3,139	739	325%

Total oil and gas revenues	32,978	11,046	199%	79,780	20,298	293%

Production data (units):
Oil (MBbls)	483	185	161%	1,134	399	184%
Natural gas (MMcf)	142	111	28%	451	179	152%
Oil equivalents (MBoe)	507	204	149%	1,209	429	182%
Average daily production (Boe/d)	5,507	2,212	149%	4,429	1,571	182%

Average sales prices:
Oil, without realized derivatives (per Bbl)	$66.42	$56.96	17%	$67.58	$49.02	38%
Oil, with realized derivatives (1) (per Bbl)	66.42	57.66	15%	67.53	54.94	23%
Natural gas (per Mcf)	6.31	4.59	38%	6.96	4.13	69%

Cost and expense (per Boe of production):
Lease operating expenses	$6.33	$10.14	(38%)	$7.54	$13.94	(46%)
Production taxes	6.95	5.03	38%	6.72	4.09	64%
Depreciation, depletion and amortization	19.25	24.22	(21%)	20.17	23.64	(15%)
General and administrative expenses	9.57	7.70	24%	10.01	9.99	0%
Stock-based compensation expense	—	—	—	4.30	—	NA

(1)	Realized prices include realized gains or losses on cash settlements for commodity derivatives, which do not qualify for hedge accounting.

OASIS PETROLEUM INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

	Nine months ended
	September 30,
	2010	2009
	(In thousands)
Cash Flows from Operating Activities:
Net loss	$(31,282)	$(11,566)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	24,385	10,138
Impairment of oil and gas properties	11,809	2,863
Deferred income taxes	39,106	—
Derivative instruments	175	3,004
Stock-based compensation expense	5,810	—
Debt discount amortization and other	422	71
Working capital and other changes:
Change in accounts receivable	(22,895)	(3,990)
Change in inventory	(745)	(209)
Change in prepaid expenses	(711)	(126)
Change in other assets	(84)	—
Change in accounts payable and accrued liabilities	4,887	(637)
Change in other liabilities	8	(29)

Net cash provided by (used in) operating activities	30,885	(481)

Cash flows from investing activities:
Capital expenditures	(164,666)	(30,807)
Acquisition of oil and gas properties	—	(36,549)
Derivative settlements	(59)	2,363
Advances to joint interest partners	(1,198)	(3,226)
Advances from joint interest partners	1,218	(156)

Net cash used in investing activities	(164,705)	(68,375)

Cash flows from financing activities:
Proceeds from members’ contributions	—	69,584
Proceeds from sale of common stock	399,669	—
Proceeds from issuance of debt	72,000	13,000
Reduction in debt	(107,000)	(13,000)
Debt issuance costs	(1,788)	—

Net cash provided by financing activities	362,881	69,584

Increase in cash and cash equivalents	229,061	728
Cash and cash equivalents:
Beginning of period	40,562	1,570

End of period	$269,623	$2,298

Supplemental non-cash transactions:
Change in accrued capital expenditures	$22,585	$(2,983)
Asset retirement obligations	261	1,669

Non-GAAP Financial Measures
Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines Adjusted EBITDA as earnings before interest expense, income taxes, depreciation, depletion and amortization, property impairments, exploration expenses, unrealized derivative gains and losses and non-cash stock-based compensation expense. Adjusted EBITDA is not a measure of net income or cash flows as determined by United States generally accepted accounting principles, or GAAP.
The following tables present a reconciliation of the non-GAAP financial measure of Adjusted EBITDA to the GAAP financial measures of net loss and net cash provided by operating activities, respectively.
Adjusted EBITDA reconciliations

	Three Months Ended
	September 30,	June 30,	September 30,
($ in thousands)	2010	2010	2009
Adjusted EBITDA reconciliation to Net Income /(Loss):
Net Income / (Loss)	$(1,701)	$(26,350)	$(171)
Change in unrealized (gain) loss on derivative instruments	3,124	(3,399)	(234)
Interest expense	236	509	209
Depreciation, depletion, and amortization	9,753	8,783	4,928
Impairment to oil and gas properties	825	7,907	1,613
Exploration expenses	(6)	24	181
Stock-based compensation expense	561	49	—
Income Tax Expense	9,239	29,867	—

Adjusted EBITDA	$22,031	$17,390	$6,526

Adjusted EBITDA reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by (used in) operating activities	$10,255	$12,928	$2,952
Realized (gain) loss on derivative instruments	—	(33)	130
Interest expense	236	509	209
Exploration expenses	(6)	24	181
Debt discount amortization and other	(90)	(147)	(24)
Changes in working capital	11,636	4,109	3,078

Adjusted EBITDA	$22,031	$17,390	$6,526